UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2005

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

1-9278

31-1168055

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.              Entry into a Material Definitive Agreement.

On June 9, 2005, Carlisle Companies Incorporated (the “Company”) entered into an unsecured credit facility (the “Credit Agreement”) administered by JPMorgan Chase Bank, N.A. (“JPMorgan Chase”).  The Credit Agreement provides for a $300 million revolving line of credit with a maturity date of June 9, 2010.

The Credit Agreement also provides for grid-based interest pricing based upon the credit rating of the Company’s senior unsecured bank or other unsecured senior debt and the Company’s utilization of the revolving line of credit.

Pursuant to the Credit Agreement, the Company is subject to certain financial covenants, including minimum consolidated total leverage ratio and minimum consolidated net worth.  The leverage ratio is the ratio of financed liabilities to earnings before interest expense, income taxes, depreciation and amortization.

The terms of this financing, including interest pricing, are more fully described in the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

In addition to JPMorgan Chase, the following lenders are parties to the Credit Agreement:  Wachovia Bank, N.A., Bank of America, N.A., SunTrust Bank, The Bank of Tokyo-Mitsubishi, Ltd., NY Branch, BNP Paribas, National City Bank of Pennsylvania, The Bank of New York, Calyon New York Branch, Bank Hapoalim B.M., Citicorp North America, Inc., Mizuho Corporate Bank, Ltd., Bank of China, New York Branch, and The Norinchukin Bank, New York Branch (collectively, the “Lenders”). The following Lenders provide the Company general banking and/or investment advisory services:  JPMorgan Chase, Wachovia Bank, Bank of America, SunTrust Bank, The Bank of Tokyo-Mitsubishi, New York Branch, The Bank of New York and Calyon New York Branch.

Item 9.01.              Financial Statements and Exhibits.

(c)           Exhibits

See Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 15, 2005	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Carol P. Lowe
Carol P. Lowe, Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of June 9, 2005, among Carlisle Companies Incorporated, JPMorgan Chase Bank, N.A. as Administrative Agent and the Banks listed therein.